Exhibit 99.4

[Letterhead of KPMG LLP]

Report of Independent Registered Public Accounting Firm

The Board of Directors
The Student Loan Corporation:

We have examined the management’s assertion, included in the accompanying Management Report on The Student Loan Corporation’s Compliance, as Administrator, with the Requirements of the Administration Agreement, that The Student Loan Corporation complied with Sections 2, 3 and 7 of the Administration Agreement, dated as of June 15, 2005, between the SLC Student Loan Trust 2005-1, as Issuer, and The Student Loan Corporation, as Administrator, for the period June 15, 2005 through December 31, 2005. Management is responsible for The Student Loan Corporation’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion regarding The Student Loan Corporation’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence regarding The Student Loan Corporation’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on The Student Loan Corporation’s compliance with specified requirements.

We have been informed that, under The Student Loan Corporation’s interpretation regarding compliance with the Administration Agreement, Sections 2, 3 and 7, dated as of June 15, 2005, between The Student Loan Corporation and SLC Student Loan Trust 2005-1, the criteria set forth in Appendix I is suitable for attesting to management’s assertion referred to above.

In our opinion, management’s assertion that The Student Loan Corporation complied with the aforementioned requirements for the period June 15, 2005 through December 31, 2005 is fairly stated, in all material respects, based on the criteria set forth in Appendix I.

This report is intended solely for the information and use of the Board of Directors and management of The Student Loan Corporation, SLC Student Loan Trust 2005-1, and Indenture Trustee, and is not intended to be, and should not be used by anyone other than these specified parties.

/s/ KPMG LLP

New York, New York
March 31, 2006

                Appendix I

Attestation Procedures

We have been informed that, under The Student Loan Corporation’s (SLC) interpretation regarding compliance with the Administration Agreement, Sections 2, 3 and 7, dated as of June 15, 2005, between The Student Loan Corporation and SLC Student Loan Trust 2005-1, the criteria set forth below is suitable for attesting to management’s assertion referred to in our report:

Obtain and read the Administration Agreement (the “Agreement”).

Obtain written representation from management of The Student Loan Corporation, stating that The Student Loan Corporation complied with the administration requirements in Sections 2, 3 and 7 of the Administration Agreement during the period from June 15, 2005 through December 31, 2005.

Obtain and read The Student Loan Corporation management’s Annual Administrator’s Certificate to SLC Student Loan Trust 2005-1 stating that The Student Loan Corporation performed, in all material respects, all of its obligations under the Agreement during the period from June 15, 2005 through December 31, 2005, and no default in the performance of such obligations had occurred or was continuing.

Obtain and read the Sub-Administration Certification stating that CMI, the Sub-Administrator, complied with the Sub-Administration Agreement dated June 15, 2005, between The Student Loan Corporation, as Administrator, and CMI, the Sub-Administrator, for the period June 15, 2005 through December 31, 2005.

Obtain an understanding of the transmittal of ED Form 799 on a quarterly basis to the U.S. Department of Education by The Student Loan Corporation by performing the following procedure:

•
For the ED Form 799, obtain and inspect the Lender Search Report provided by The Student Loan Corporation evidencing receipt of the ED Form 799 by the U.S. Department of Education for the second, third, and fourth quarters of 2005.

Obtain an understanding of The Student Loan Corporation’s remittance procedures of monthly rebate fees to the U.S. Department of Education by performing the following procedure:

•
Judgmentally select a sample of two monthly rebate fees from the period June 15, 2005 through December 31,
2005, and obtain and inspect proof of remittance to the U.S. Department of Education for each of the respective month’s remittances.

Obtain an understanding of The Student Loan Corporation’s remittance procedures to the Indenture Trustee, including the processing of principal and interest payments by performing the following procedure:

•
Judgmentally select a sample of fifteen daily remittances from the period June 15, 2005 through December 31,
2005, and obtain and inspect proof of remittance to the Indenture Trustee within two business days for each of the daily remittances selected.

Obtain an understanding of The Student Loan Corporation’s procedures with respect to the Collection Account, Reserve Account and Capitalized Interest Account by performing the following procedure:

•
For the Collection Account, Reserve Account and Capitalized Interest Account, select a sample of two dates in
2005, and obtain and inspect proof of proper deposits and withdrawals related to transactions posted on those specified dates.

Management Report on The Student Loan Corporation’s Compliance, as Administrator,
with the Requirements of the Administration Agreement

Management of The Student Loan Corporation, as Administrator, is responsible for compliance with the Administration Agreement, Sections 2, 3 and 7 dated as of June 15, 2005, between the SLC Student Loan Trust 2005-1, as Issuer, and The Student Loan Corporation, as Administrator, for the period June 15, 2005 through December 31, 2005.

Management has performed an evaluation of The Student Loan Corporation’s compliance with the Administration Agreement, Sections 2, 3 and 7, for the period June 15, 2005 through December 31, 2005. Based upon this evaluation, management believes that, for the period June 15, 2005 through December 31, 2005, The Student Loan Corporation, as Administrator, was in compliance with the Administration Agreement, Sections 2, 3 and 7.

/s/ Daniel P. McHugh                 March 31, 2006
Daniel P. McHugh                     Date
Chief Financial Officer
The Student Loan Corporation, as Administrator